Exhibit 99.1

For Immedieate Release

Wednesday, February 23, 2005
Contact: Martha Hill
Director of Investor Relations
703-679-4900

PEC Solutions Reports 2004 EPS of 57 cents on Revenue of $202.7 Million

Fourth Quarter EPS was 16 Cents

FAIRFAX, VA (February 23, 2005) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported fourth quarter 2004 diluted earnings per share (EPS) of 16 cents (on 29.2 million shares) for the quarter, compared to 16 cents (on 29.9 million shares) in the comparable quarter a year ago.

Net income was $4.7 million in the fourth quarter of 2004, compared to $4.7 million in the fourth quarter 2004.  PEC also reported fourth quarter 2004 revenue of $62.6 million, compared to $41.0 million for the same period in 2003.

Revenue for the full year 2004 was $202.7 million compared to $172.0 million in 2003.  Net income was $16.4 million compared to $17.2 million, and EPS was 57 cents in 2004 versus 58 cents in 2003.

According to Stuart Lloyd, PEC’s Chief Financial Officer, “We are reaffirming our guidance for the full year 2005 with revenue to be between $270 to $280 million.  EPS is estimated to be between 69 to 72 cents for the full year 2005.  Assuming that the requirement for stock option expensing goes into effect for quarters after June 15, 2005, we estimate that the impact on the above 2005 EPS will be approximately 2 cents.  Guidance for the first quarter 2005 is for revenue to be between $63 to $64 million, with EPS estimated to be 16 cents.”

Paul Rice, President, commented, “PEC gained good traction with our acquired businesses over the fourth quarter, and began initiatives to capitalize on the new client and capability sets brought by these companies. Our going forward business indicators (in terms of pipeline, awards, and funded backlog) are strong and indicate an increasing demand environment for PEC over 2005 and into Government fiscal year 2006.”

Rice noted several recent business developments.

Business Awards

For the fourth quarter of 2004, PEC received aggregate funded contract awards and modifications valued at $72 million.  The awards include incremental funding across existing project activities, as well as initial funding actions for a number of new project awards.

Homeland Security – PEC received new contracts and continuation funding from various components of the Department of Homeland Security (DHS).

PEC expanded its support to Transportation Security Administration’s (TSA) staff recruitment program under subcontract to CPS Human Resource Services in the areas of biometric systems and information technology services..PEC supports TSA’s national collection of fingerprint and other identifying information for civilian applicants.

PEC received follow-on funding to provide software support for immigration information systems, and asset management and business case analysis for the U.S. Citizenship and Immigration Services.

Criminal Justice and Intelligence – PEC’s business in law enforcement, court and judicial systems, and intelligence saw increased activity in new programs and enhanced funding.

PEC was awarded new contracts and follow-on task orders in the intelligence community to provide records de-classification, program management, acquisition support, finance support, system development assessments, and outsourcing tasks.

Under direct and subcontracts, PEC was issued additional funding to provide Public Key Infrastructure (PKI) deployment to the Federal Bureau of Investigation and Drug Enforcement Administration (DEA); data conversion and software development for the Bureau of Alcohol, Tobacco, Fire Arms, and Explosives; and support to the DEA Firebird project.  PEC will continue work under an existing task order for DEA’s Electronic File Room.

PEC also received follow-on funding to support the Nuclear Regulatory Commission in its development of the Digital Court Management System that will support the Yucca Mountain hearings.

Defense – PEC continued to receive awards and enhanced funding for new and continuing programs in the defense sector including the Navy, Army and Air Force.

PEC received a number of task orders to continue program management support for the Navy, including: assisting the Navy PEO Ships and Navy Research and Development with business and financial planning and execution; providing business management and system migration support to NAVSEA. The Navy exercised options for PEC’s continued work on its Iran Litigation Program. Under the Litigation program, PEC will provide research support and documentary evidence for responses to Iranian claims.

Under several follow-on task orders, PEC will provide continued technical satellite operations support, network engineering, and financial management support to the Air Force Communications Agency, Defense Information Systems Agency, and Wright Patterson Air Force Research Laboratories, respectively.

Civilian e-Government – In the Civilian e-Government sector, PEC received a number of awards and continuations of existing contracts in support of the Department of Veterans Affairs, the Federal Aviation Administration, the Internal Revenue Service, and the Department of Agriculture.

The Department of Veterans Affairs issued follow-on tasks to continue existing work for information assurance support, internet maintenance support, and local area network (LAN) administration and help desk support.  The VA also issued a new contract for network management support.

The Federal Aviation Administration provided increased funding for a certification management information system. PEC received a task order to provide records inventory to the U.S. Department of Agriculture. The Internal Revenue Service issued an award for continued work on their Simplified Tax and Wage Reporting System, and the Federal Deposit Insurance Corporation awarded the company a contract for PKI architecture analysis. The Postal Service provided follow-on funding to continue PEC’s software development and maintenance activities in the areas of operations and web-based reporting.

Our state and local practice received a new award from the International Association of Fire Chiefs to create a National Fire Fighter Near-Miss Reporting System for the fire service community. The company will provide design, custom development, and database management services.

About PEC Solutions, Inc.

PEC, founded in 1985, is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance.  The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in homeland security, criminal justice and intelligence, defense, and civilian agencies within the federal government and at state and local levels.  PEC is based in Fairfax County, Virginia, with offices around the United States.  Visit the company on the Web at www.pec.com.

For more information, contact Martha Hill, PEC Director of Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  PEC assumes no obligation to update the information contained in this press release.  PEC’s future results may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.  For further information about forward-looking statements and other specific risks and uncertainties, please refer to PEC’s recent SEC filings, including the company’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, which are available on the company’s website (www.pec.com).

PEC SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	AS OF DECEMBER 31, 2004	AS OF DECEMBER 31 2003
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$19,457	$33,401
Short-term investments	9,961	38,274

Accounts receivable, net	64,003	48,356
Other current assets	16,098	1,745
Total current assets	109,519	121,776

Property and equipment, net	25,707	26,674
Investments	18,522	37,587
Goodwill, net	78,874	16,932
Intangibles, net	15,086	2,849
Other assets	5,118	4,553
Total assets	$252,826	$210,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$12,374	$5,576
Advance payments on contracts	448	439
Accrued payroll	7,738	5,503
Accrued vacation	4,014	2,839
Retirement plan payable	183	—
Other current liabilities	13,286	1,163
Total current liabilities	38,043	15,520

Long-term liabilities:
Supplemental retirement program liability	1,633	1,417
Deferred rent payable	2,210	1,790
Deferred income taxes payable	289	—
Long-term lease obligation	23,265	23,062
Total long-term liabilities	27,397	26,269
Total liabilities	65,440	41,789
Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,587,547 and 27,303,041 shares issued and outstanding, respectively	276	273
Additional paid-in capital	97,654	95,219
Retained earnings	89,536	73,140
Accumulated other comprehensive loss	(80)	(50)
Total stockholders’ equity	187,386	168,582
Total liabilities and stockholders’ equity	$252,826	$210,371

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		YEAR ENDED
	DEC. 30, 2004	DEC. 30, 2003	DEC. 30, 2004	DEC. 30, 2003
	(UNAUDITED)
Revenues	$62,606	$41,017	$202,695	$172,043
Operating costs and expenses:
Direct costs	40,420	23,859	126,656	102,362
General and administrative expenses	12,147	8,555	40,930	35,547
Sales and marketing expenses	1,523	1,030	5,923	5,361
Intangible amortization	604	212	1,764	851
Total operating costs and expenses	54,694	33,656	175,273	144,121
Operating income	7,912	7,361	27,422	27,922
Investment and other income	417	768	1,833	2,328
Interest expense	(671)	(889)	(2,677)	(2,654)
Income before income taxes	7,658	7,240	26,578	27,596
Provision for income taxes	2,909	2,569	10,161	10,355
Net income	$4,749	$4,671	$16,417	$17,241
Earnings per share:
Basic	$0.17	0.17	$0.60	0.64
Diluted	$0.16	$0.16	$0.57	$0.58
Weighted average shares used
in computing earnings per share:
Basic	27,506	27,204	27,404	27,086
Diluted	29,243	29,852	29,056	29,763

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	YEARS ENDING
	DEC. 30, 2004	DEC.30, 2003
	(UNAUDITED)
Cash flows from operating activities:
Net income	$16,417	$17,241
Adjustments to reconcile net income to
Net cash provided by operating activities:
Depreciation and amortization	2,703	2,800
Amortization of intangibles	1,764	851
Amortization of bond premium and discounts, net	218	227
Deferred rent payable	399	449
Deferred income taxes	605	(85)
Bad debt expense	102	30
Gain from investment in building	(918)	(953)
Non-cash charge related to building	203	240
Other	43	14
Changes in operating assets and liabilities, excluding those Acquired:
Accounts receivable	1,671	4,588
Other current assets	(13,548)	1,836
Other assets	(412)	(428)
Accounts payable and accrued expenses	1,532	(2,839)
Advance payments on contracts	(605)	(631)
Retirement plan contribution payable	35	—
Accrued payroll	148	(1,333)
Accrued vacation	(80)	277
Other current liabilities	10,903	229
Supplemental retirement program liability	215	453
Net cash provided by operating activities	21,395	22,966
Cash flows from investing activities:
Purchases of property and equipment	(986)	(1,289)
Proceeds from sale of property and equipment	6	—
Purchases of short-term investments	(16,881)	(50,126)
Proceeds from sale of short-term investments	45,059	47,235
Purchase of businesses, net of cash acquired	(83,846)	—
Capitalized software	(1,020)	(648)
Purchases of long-term investments	(13,616)	(19,864)
Proceeds from sale of long-term investments	32,600	9,043
Distributions from building investment	835	800
Other	—	96
Net cash used by investing activities	(37,849)	(14,753)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,417	4,012
Proceeds from sale of subsidiary common stock	16,994	—
Payments on notes payable	(16,901)	—
Net cash provided by financing activities	2,510	4,012
Net increase (decrease) in cash	(13,944)	12,225
Cash and cash equivalents at beginning of period	33,401	21,176
Cash and cash equivalents at end of period	$19,457	$33,401
Income taxes paid	$10,175	7,864
Interest paid	$2,771	$2,654
Non-cash transactions:
Mature common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$26	206